UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 27, 2017

DASEKE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-37509 (Commission File Number)	47-3913221 (IRS Employer Identification No.)

15455 Dallas Parkway, Suite 440 Addison, Texas		75001
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 248-0412

Not applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On February 27, 2017 (the “Closing Date”), the registrant consummated the previously announced merger of a wholly owned subsidiary of the registrant (“Merger Sub”) with and into Daseke, Inc., with Daseke, Inc. surviving (the “Surviving Company”) as a direct wholly owned subsidiary of the registrant (the “Business Combination”), in accordance with the Agreement and Plan of Merger, dated December 22, 2016 (the “Merger Agreement”), by and among the registrant, HCAC Merger Sub, Inc., Daseke and Don R. Daseke, solely in his capacity as the Stockholder Representative (as defined therein).

In connection with the closing of the Business Combination (the “Closing”), the registrant changed its name from Hennessy Capital Acquisition Corp. II to Daseke, Inc., and the Surviving Company, a direct wholly owned subsidiary of the registrant, changed its name to Daseke Companies, Inc. Unless the context otherwise requires, “we,” “us,” “our” and the “Company” refer to Daseke, Inc. and its consolidated subsidiaries at and after the Closing, “Daseke” refers to Daseke, Inc. and its consolidated subsidiaries prior to the Closing, and “Hennessy Capital” refers to the registrant prior to the Closing.

In connection with its execution of the Merger Agreement, Hennessy Capital entered into, among other things, backstop and subscription agreements (the “Backstop and Subscription Agreements”) with certain institutional accredited investors (such investors referred to collectively as the “Backstop Commitment Investors”) and preferred subscription agreements with certain institutional accredited investors (collectively, the “Preferred Financing Investors”). In the Backstop and Subscription Agreements, the Backstop Commitment Investors made a commitment (the “Backstop Commitment”) pursuant to which they agreed to purchase an aggregate of up to $35.0 million in shares of Hennessy Capital common stock (as and to the extent requested by Hennessy Capital), through (x) open market or privately negotiated transactions with third parties (including forward contracts), (y) a private placement to occur concurrently with the consummation of the Business Combination at a purchase price of $10.00 per share, or (z) a combination thereof. In the preferred subscription agreements, the Preferred Financing Investors agreed to purchase from Hennessy Capital, concurrent with the consummation of the Closing, 650,000 shares of the Company’s 7.625% Series A Convertible Preferred Stock (the “Series A Preferred Stock”) for an aggregate purchase price of $65.0 million (the “Preferred Financing”).

On February 24, 2017, Hennessy Capital exercised the Backstop Commitment in full, and the Backstop Commitment Investors purchased an aggregate of $35.0 million in shares of Hennessy Capital common stock through open market or privately negotiated transactions with third parties at a purchase price of up to $10.00 per share.

Item 1.01                                           Entry Into a Material Definitive Agreement.

Term Loan Facility

Overview

On February 27, 2017, concurrently with the consummation of the Business Combination, Merger Sub (and, upon consummation of and after giving effect to the Business Combination, Daseke Companies, Inc.), as borrower (the “Term Loan Borrower”), entered into a new seven-year, $350.0 million term loan facility under a loan agreement with Credit Suisse AG, Cayman Islands Branch, as administrative agent (the “Term Loan Administrative Agent”), and the lenders party thereto (the “Term Loan Facility”). The Term Loan Facility consists of (i) a $250.0 million term loan funded on the closing date of the Term Loan Facility (the “Closing Date Term Loan”), and (ii) up to $100.0 million of term loans to be funded from time to time under a delayed draw term loan facility (the “Delayed Draw Term Loans”).  Additionally, the size of the Term Loan Facility could increase from time to time pursuant to an uncommitted incremental facility in an aggregate amount for all such incremental loans and commitments up to the sum of (a) $65.0 million and (b) an uncapped amount for which availability is to be determined based on maximum first lien, secured, and total leverage ratio-based formulas depending upon the security and ranking of the relevant incremental facility. The Term Loan Facility has a scheduled maturity date of February 27, 2024.

The proceeds from the Closing Date Term Loan were used to partially refinance certain of the Term Loan Parties (as defined below) capital leases, purchase money debt, equipment and real estate financings and to pay transaction costs associated with the Business Combination.

Interest Rates

Term loans under the Term Loan Facility are, at the Term Loan Borrower’s election from time to time, comprised of alternate base rate loans (an “ABR Borrowing”) or adjusted LIBOR loans (a “Eurodollar Rate Borrowing”), with the applicable margins of interest being an alternate base rate (subject to a 2.00% floor) plus 4.50% per annum for ABR Borrowings and LIBOR (subject to a 1.00% floor) plus 5.50% per annum for Eurodollar Rate Borrowings.

Amortization

The Closing Date Term Loan amortizes in equal quarterly installments in aggregate annual amounts equal to 1.0% per annum of the original principal amount thereof. The Delayed Draw Term Loans, if drawn, will amortize in equal quarterly installments in aggregate annual amounts equal to a percentage of the original principal amount thereof that will result in the Delayed Draw Term Loans being fungible with the Closing Date Term Loan. The final principal repayment installment of the Closing Date Term Loan and the Delayed Draw Term Loans is required to be paid on the maturity date of the Term Loan Facility in an amount equal to the aggregate principal amount of the Closing Date Term Loan and the Delayed Draw Term Loans outstanding on such date.

Mandatory and Optional Prepayments

The Term Loan Facility will permit the Term Loan Borrower to voluntarily prepay its borrowings, subject, under certain circumstances in connection with any repricing transaction that occurs in the six months after the closing of the Term Loan Facility, to the payment of a prepayment premium of 1.00% (except in connection with certain transformative acquisitions or similar investments, change in control transactions and initial public offerings). In certain circumstances (subject to exceptions, exclusions and, in the case of excess cash flow, step-downs described below), the Term Loan Borrower may also be required to make an offer to prepay the Term Loan Facility if it receives proceeds as a result of certain asset sales, debt issuances, casualty or similar events of loss, or if it has excess cash flow (defined as an annual amount calculated using a customary formula based on consolidated adjusted EBITDA, including, among other things, deductions for (i) the amount of certain voluntary prepayments of the Term Loan Facility, and (ii) the amount of certain capital expenditures, acquisitions, investments, and restricted payments). The percentage of excess cash flow that must be applied as a mandatory prepayment is 50% with respect to the initial excess cash flow period (the fiscal year ending on December 31, 2018) and will be 50%, 25% or 0% for future excess cash flow periods depending upon the first lien leverage ratio of the Term Loan Borrower and its restricted subsidiaries.

Guarantees and Collateral

The Term Loan Facility is guaranteed by the Company and all of the Term Loan Borrower’s wholly owned domestic restricted subsidiaries (subject to customary exceptions for excluded subsidiaries) (collectively, “Term Loan Guarantors” and together with the Term Loan Borrower, collectively “Term Loan Parties” and each a “Term Loan Party”). Subject to certain customary exceptions, the Term Loan Facility is secured by (a) a first priority security interest in substantially all now owned or hereafter acquired personal property and real property of the Term Loan Parties (other than ABL Priority Collateral, as defined below), including, without limitation, (i) a pledge of the capital stock of the Term Loan Borrower owned by the Company and a pledge of the capital stock of each Term Loan Party’s direct restricted subsidiaries, but limited, in the case of voting capital stock of foreign subsidiaries and controlled foreign corporation holding companies, to a pledge of 65% of the voting capital stock of any first-tier foreign subsidiary or controlled foreign corporation holding company and (ii) any and all tractors, trailers and equipment used for transport (other than any parts inventory) of the Term Loan Parties (subject to customary exceptions and exclusions) (the collateral described in this clause (a), the “Term Priority Collateral”), and (b) a second priority security interest in the following assets of the Term Loan Parties: (i) accounts receivable; (ii) inventory; (iii) cash and cash equivalents (other than cash and cash equivalents constituting identifiable proceeds of Term Priority Collateral); (iv) securities and deposit accounts (subject to exceptions for accounts containing exclusively identifiable cash proceeds of Term Priority Collateral); (v) general intangibles (other than capital stock and intellectual property), instruments, documents, chattel paper, commercial tort claims, letter of credit rights and supporting obligations, in each case related to the foregoing; (vi) books and records to the extent related to the foregoing and (vii) in each case above, proceeds thereof (the collateral described in this clause (b), the “ABL Priority Collateral”).

Financial Covenant

The Term Loan Facility contains a financial covenant requiring the Term Loan Borrower to maintain a consolidated total leverage ratio as of the last day of any fiscal quarter of less than or equal to 4.25 to 1.00 commencing on June 30, 2017, stepping down to 4.00 to 1.00 on March 31, 2019 and stepping down to 3.75 to 1.00 on March 31, 2021. The Term Loan Borrower’s consolidated total leverage ratio is defined as the ratio of (1) consolidated total debt minus unrestricted cash and cash equivalents and cash and cash equivalents restricted in favor of the Term Loan Administrative Agent and the lenders not to exceed $5 million, to (2) the Term Loan Borrower’s consolidated adjusted EBITDA for the trailing 12 month period (with customary add-backs permitted to consolidated adjusted EBITDA, including in respect of synergies and cost-savings reasonably identifiable and factually supportable that are anticipated to be realized in an aggregate amount not to exceed 25% of consolidated adjusted EBITDA and subject to other customary limitations).

Other Covenants

The Term Loan Facility contains (i) certain customary affirmative covenants that, among other things, require compliance with applicable laws, periodic financial reporting and notices of material events, payment of taxes and other obligations, maintenance of property and insurance, and provision of additional guarantees and collateral, and (ii) certain customary negative covenants that, among other things, restrict the incurrence of additional indebtedness, liens on property, sale and leaseback transactions, investments, mergers, consolidations, liquidations and dissolutions, asset sales, acquisitions, the payment of distributions, dividends, redemptions and repurchases of equity interests, transactions with affiliates, prepayments and redemptions of certain other indebtedness, burdensome agreements, holding company limitations, changes in fiscal year and modifications of organizational documents.

Events of Default

The Term Loan Facility contains customary events of default, including, among others, nonpayment of principal, interest or other amounts, failure to perform covenants, inaccuracy of representations and warranties in any material respect, cross-defaults and cross-acceleration with other material indebtedness, cross-acceleration and cross payment default with the ABL Facility, certain undischarged judgments, the occurrence of certain ERISA or bankruptcy or insolvency events or the occurrence of a change in control (including, among other things, the acquisition by any person, entity or group (other than certain permitted holders) of more than the greater of (x) 35% of the total voting power of outstanding voting stock of the Company and (y) the percentage of the total voting power of outstanding voting stock of the Company held by certain permitted holders).

Remedies

Upon the occurrence, and during the continuance, of an event of default, the Term Loan Administrative Agent may, in addition to other customary rights and remedies, declare any outstanding obligations under the Term Loan Facility immediately due and payable.

A copy of the Term Loan Facility agreement is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference, and the foregoing description of the Term Loan Facility is qualified in its entirety by reference thereto.

ABL Revolving Credit Facility

Overview

On February 27, 2017, concurrently with the consummation of the Business Combination, Daseke Companies, Inc. and its wholly owned domestic subsidiaries, as borrowers (collectively, the “ABL Borrowers”), entered into a new five-year, senior secured asset-based revolving credit facility (the “ABL Facility”) under a credit agreement with PNC Bank, National Association, as administrative agent (the “ABL Facility Administrative Agent”), and the lenders party thereto, in an aggregate maximum credit amount equal to $70.0 million (subject to availability under a borrowing base). Additionally, the size of the ABL Facility could increase from time to time pursuant to an uncommitted accordion by an aggregate amount for all such increases of up to $30 million. The ABL Facility has a scheduled maturity date of February 27, 2022. Borrowings under the ABL Facility will bear interest at rates based upon the ABL Borrowers’ fixed charge coverage ratio and, at the ABL Borrowers’ election from time to time, either a base rate plus an applicable margin or adjusted LIBOR rate plus an applicable margin.

Amounts available under the ABL Facility may be used to (i) finance a portion of any Permitted Acquisition (as defined in the ABL Facility) (ii) pay fees and expenses relating to the Transactions (as defined in the ABL Facility), (iii) provide for working capital needs and reimburse drawings under Letters of Credit (as defined in the ABL Facility) and (iv) for other general corporate purposes, all as more fully set forth in the ABL Facility.

Amortization

Borrowings under the ABL Facility will not amortize.  All obligations outstanding or issued under the ABL Facility are due and payable at the scheduled maturity.

Mandatory and Optional Prepayments

The ABL Facility permits the Company to voluntarily prepay its borrowings, without premium or penalty (subject to customary requirements for payment of LIBOR breakage costs). The ABL Facility contains customary cash management provisions with respect to proceeds of ABL Priority Collateral (as defined above).  In certain circumstances, the Company may also be required to prepay the ABL Facility as a result of revolving credit exposure exceeding the borrowing base and, during any period after a default or event of default or after excess availability falling below the greater of (x) $15,000,000 and (y) 20% of the maximum credit amount and continuing until such time as no default or event of default has existed and excess availability has exceeded such amounts for a period of 60 consecutive days, to the extent (a) it receives proceeds of certain asset sales or casualty or similar events of loss with respect to ABL Priority Collateral or (b) there are “Declined Proceeds” (as defined in the Term Loan Facility) with respect to certain asset sales, debt issuances, or casualty or similar events of loss.

Guarantees and Collateral

The ABL Facility is guaranteed by the same entities that guarantee the Term Loan Facility (to the extent that such Term Loan Guarantors are not already borrowers under the ABL Facility). The ABL Facility is secured by a first priority security interest in all ABL Priority Collateral and second priority security interests in all Term Priority Collateral.

Financial Covenants

The ABL Facility contains (i) a financial covenant similar to the consolidated total leverage ratio required under the Term Loan Facility (but in any event requiring a leverage ratio of less than or equal to 4.25:1:00), and (ii) during any period after a default or event of default or after excess availability falling below the greater of (x) $15,000,000 and (y) 20% of the maximum credit amount, continuing until such time as no default or event of default has existed and excess availability has exceeded such amounts for a period of 60 consecutive days, a financial covenant requiring the Company to maintain a minimum consolidated fixed charge coverage ratio of 1.00x, tested on a quarterly basis. The Company’s fixed charge coverage ratio is defined as the ratio of (1) consolidated adjusted EBITDA minus unfinanced capital expenditures, cash taxes and cash dividends or distributions, to (2) the sum of all funded debt payments for the four quarter period then ending (with customary add-backs permitted to consolidated adjusted EBITDA).

Other Covenants and Events of Default

The ABL Facility contains other affirmative and negative covenants and events of default similar to those in the Term Loan Facility, together with such additional terms as are customary for a senior secured asset-based revolving credit facility secured by the ABL Priority Collateral.

Remedies

The ABL Facility contains remedies similar to those in the Term Loan Facility. In addition, the ABL Facility Administrative Agent may terminate any obligations of the lenders under the ABL Facility to make advances, and in the event of certain bankruptcy proceedings and other insolvency events, the obligation of each lender to make advances will automatically terminate and any outstanding obligations under the ABL Facility will immediately become due and payable.

A copy of the fifth amended and restated revolving credit and security agreement governing the ABL Facility is filed with this Current Report on Form 8-K as Exhibit 10.2 and is incorporated herein by reference, and the foregoing description of the ABL Facility is qualified in its entirety by reference thereto.

Employment Agreements

On February 27, 2017, in connection with the consummation of the Business Combination, the Company entered into employment agreements with each of Don R. Daseke, R. Scott Wheeler and Angie J. Moss (the “Named Executive Officers”) as described below.

The employment agreements each have an initial five-year term (three-year term in the case of Ms. Moss) that will be automatically extended for successive one-year periods unless either party provides written notice of termination at least 60 days prior to the date the then-current employment term would otherwise end. The employment agreements provide for annual salaries of at least $550,000, $450,000, and $300,000 for Mr. Daseke, Mr. Wheeler and Ms. Moss, respectively, and target annual cash bonuses of at least $150,000 for Messrs. Daseke and Wheeler and $75,000 for Ms. Moss, based upon the attainment of certain milestones determined by the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”). Mr. Wheeler’s agreement also provides for a transaction bonus of $100,000, which became payable on the closing of the Business Combination. The Named Executive Officers are able to participate in the same incentive compensation and benefit plans in which other senior executives of the Company are eligible to participate.

If a Named Executive Officer’s employment is terminated by the Company for cause or by the executive without good reason, such executive will be entitled to receive (i) all accrued salary through the date of termination and (ii) any post-employment benefits due under the terms and conditions of the Company’s benefits plans. The executive will not be entitled to any additional amounts or benefits as the result of a termination of employment for cause or by the executive without good reason.

During the initial three years of employment under the employment agreements of Messrs. Daseke and Wheeler, the executive may only be terminated by the Company for cause. If a Named Executive Officer’s employment is terminated by the Company without cause (after the three year anniversary of the effective date of the agreement for Messrs. Daseke and Wheeler) or by the executive for good reason (including a voluntary resignation following notice from the Company of non-renewal), such Named Executive Officer will be entitled to receive (i) an amount equal to one and one-half times (one times for Ms. Moss) his or her base salary in effect immediately prior to the date of termination of his or her employment, (ii) an amount equal to one and one-half times (one times for Ms. Moss) his or her target annual bonus for the year preceding the year in which termination occurs, (iii) accelerated vesting of (A) outstanding unvested time-based equity which would have otherwise become vested in the calendar year of the executive’s termination had the executive’s employment under the employment agreement continued through the end of such calendar year and (B) unless otherwise provided in an applicable award agreement, the service condition relating to outstanding unvested performance-based equity pro-rated proportionate to the portion of the applicable performance period during which the executive would have been employed had the executive’s employment under the employment agreement continued through the end of the calendar year of the executive’s termination (but the vesting of such performance-based awards shall remain subject to the applicable performance conditions) and (iv) reimbursements equal to the difference between monthly amounts owed by the executive to continue coverage for the executive and his or her eligible dependents under the Company’s group health plans pursuant to the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), and the contribution amount owed by similarly situated employees for the same or similar healthcare coverage, if the executive timely and properly elects COBRA coverage and until the earlier of the date such executive is no longer eligible for COBRA coverage, receives such coverage under another employer’s group health plan or 18 months (12 months for Ms. Moss) following the date of termination (“COBRA Payments”). Payments made to the executive under this paragraph will be made in installments over a period of 18 months (or 12 months for Ms. Moss), subject to the earlier payment of certain of such installments as provided in the employment agreements to ensure such payments are not considered nonqualified deferred compensation under certain provisions of the Internal Revenue Code of 1986, as amended (the “Code”).

If a Named Executive Officer’s employment is terminated by the Company due to the executive’s death or disability, the Named Executive Officer will be entitled to receive (i) all accrued salary through the date of termination, (ii) an amount equal to the executive’s pro-rated target annual bonus, (iii) accelerated equity award vesting (under the same terms described above for termination without cause or for good reason), (iv) COBRA Payments, and (v) any post-employment benefits due under the terms and conditions of the Company’s benefit plans. The Named Executive Officer will not be entitled to any additional amounts or benefits as the result of a termination of employment due to death or disability.

A Named Executive Officer’s eligibility and entitlement, if any, to each severance payment and any other payment and benefit described above is subject to the execution and non-revocation of a customary release of claims agreement by such Named Executive Officer. Each Named Executive Officer is also subject to general confidentiality obligations in his or her employment agreement as well as non-compete and non-solicitation restrictions for a period of 18 months (12 months for Ms. Moss).

Under the employment agreements, “good reason” generally means (i) relocation of the geographic location of an executive’s principal place of employment by more than 50 miles; (ii) a material diminution in the executive’s position, responsibilities or duties or the assignment of the executive to a position, responsibilities or duties of a materially lesser status or degree of responsibility than his or her position, responsibilities or duties immediately following the Business Combination; (iii) any material breach by the Company of any provision of the executive’s employment agreement; or (iv) non-renewal by the Company of the then-existing initial term or renewal term of the executive’s employment agreement.

Under the employment agreements, “cause” generally means (i) the commission by the executive of fraud, breach of fiduciary duty, theft, or embezzlement against the Company, its subsidiaries, affiliates or customers; (ii) the executive’s willful refusal without proper legal cause to faithfully and diligently perform his or her duties; (iii) the breach of the confidentiality, non-competition, non-solicitation and intellectual property provisions in the executive’s employment agreement or the material breach of any other written agreement between the executive and one or more members of affiliated entities including the Company and its direct and indirect subsidiaries; (iv) the executive’s conviction of, or plea of guilty or nolo contendere to, a felony (or state law equivalent) or any crime involving moral turpitude; (v) willful misconduct or gross negligence by the executive in the performance of duties to the Company that has or could reasonably be expected to have a material adverse effect on the Company; or (vi) the executive’s material breach and violation of the Company’s written policies pertaining to sexual harassment, discrimination or insider trading.

Each of the employment agreements between the Named Executive Officers and the Company contains a “clawback” provision that enables the Company to recoup any amounts paid to an executive as an annual bonus or incentive compensation under his or her employment agreement if so required by applicable law, any applicable securities exchange listing standards or any clawback policy adopted by the Company. If amounts payable to a Named Executive Officer under his or her employment agreement or otherwise exceed the amount allowed under Section 280G of the Code for such executive (thereby subjecting the executive to an excise tax), then such payments due to the executive officer under the employment agreement will either (i) be reduced (but not below zero) so that the aggregate present value of the payments and benefits received by the executive is $1.00 less than the amount which would otherwise cause the executive to incur an excise tax under Section 4999 of the Code or (ii) be paid in full, whichever produces the better net after-tax position to the executive.

Copies of Mr. Daseke’s, Mr. Wheeler’s and Ms. Moss’s employment agreements are filed with this Current Report on Form 8-K as Exhibits 10.3, 10.4 and 10.5, respectively, and are incorporated herein by reference, and the foregoing description of the employment agreements are qualified in their entirety by reference thereto.

Indemnification Agreements

In addition, the Company expects to enter into customary indemnification agreements with each of its directors and executive officers, effective February 27, 2017. Each indemnification agreement provides that, subject to limited exceptions, the Company will indemnify each such director and executive officer to the fullest extent permitted by Delaware law for claims arising in such person’s capacity as our director and/or officer. The indemnification agreements supersede any similar agreement previously entered into by our directors and executive officers with Hennessy Capital. A copy of a form indemnification agreement is filed with this Current Report on Form 8-K as Exhibit 10.6 and is incorporated herein by reference, and the foregoing description of the indemnification agreement is qualified in its entirety by reference thereto.

Registration Rights Agreement

On the Closing Date, the Company entered into an amended and restated registration rights agreement (the “New Registration Rights Agreement”) with each of the Company’s initial stockholders, the Preferred Financing Investors, the Backstop Commitment Investors, Don R. Daseke, The Walden Group, Inc. (“The Walden Group”), Daniel Wirkkala and the former holders of Daseke Series B Convertible Preferred Stock party thereto. In this section, we refer to each of the parties to the New Registration Rights Agreement (other than the Company) as a “Restricted Stockholder.”

Resale Shelf Registration Statement. Pursuant to the New Registration Rights Agreement, we have agreed to file, as soon as reasonably practicable (but in any event no later than 45 days after the Closing Date, a resale shelf registration statement on Form S-3 (the “Shelf Registration Statement”), for the benefit of the Restricted Stockholders, to register (i) the shares of the Company’s common stock issued to Daseke stockholders pursuant to the Business Combination, (ii) the founder shares held by Hennessy Capital’s initial stockholders, (iii) 15,080,756 warrants (the “Placement Warrants”) issued to Hennessy Capital Partners II LLC (the “HCAC Sponsor”) in the private placement that occurred simultaneously with the consummation of Hennessy Capital’s initial public offering (including any shares of the Company’s common stock issued or issuable upon the exercise of such Placement Warrants), (iv) the shares of Series A Preferred Stock issued in the Preferred Financing (including any shares of the Company’s common stock issued or issuable upon conversion of such preferred shares), (v) the shares of our common stock issued to Backstop Commitment Investors as “Utilization Fee Shares” (as defined in the Backstop and Subscription Agreements), (vi) any outstanding shares of the Company’s common stock or any other equity security (including the shares of the Company’s common stock issued or issuable upon the exercise or exchange of any other equity security) of the Company held by a Restricted Stockholder as of the Closing Date, and (vii) any other equity security of the Company issued or issuable with respect to any such share of the Company’s common stock by way of a stock dividend or stock split or in connection with a combination of shares, distribution, recapitalization, merger, consolidation, reorganization or other similar event. In addition, the Company intends to register the shares issuable upon the exercise of the warrants issued in Hennessy Capital’s initial public offering in the Shelf Registration Statement. The Company is obligated to use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective by United States Securities and Exchange Commission (the “SEC”) as promptly thereafter as practicable, but in any event not later than 120 days after the Closing Date if the Company receives comments to the Shelf Registration Statement from the SEC (“SEC Comments”) or 90 days after the Closing Date if the Company does not receive SEC Comments, and to use reasonable best efforts to maintain the Shelf Registration Statement continuously effective under the Securities Act of 1933, as amended (the “Securities Act”), subject to certain permitted blackout periods, until the earliest to occur of (a) 36 months after the effective date of the Shelf Registration Statement, (b) the date on which all the equity securities covered by the Shelf Registration Statement have been sold or distributed or (c) the date on which the equity securities covered by the Shelf Registration Statement first become eligible for sale pursuant to Rule 144 under the Securities Act without volume limitation or other restrictions on transfer thereunder (such period, the “Shelf Registration Effective Period”). There are no penalties associated with delays in registering such securities under the Shelf Registration Statement.

Certain Restricted Stockholders (consisting of our initial stockholders, the Preferred Financing Investors, the Backstop Commitment Investors, Don R. Daseke, The Walden Group, Joseph Kevin Jordan, The Joy and Kevin Jordan Revocable Trust, The Jordan Family Irrevocable Trust, Daseke Trucking Preferred, LP, Gekabi Capital Management, LP, VCA Daseke LP and Daniel Wirkkala) (each such person, a “Demand Right Holder”) will have the right, subject to certain conditions, to demand an underwritten offering of their equity securities. The Company is not obligated to effect more than (i) two underwritten offerings for Don R. Daseke and The Walden Group (taken together) or (ii) one underwritten offering for the other Demand Right Holders (acting individually), in each case less any demand registrations initiated by such person.

In addition, the Company is also not obligated to effect any underwritten offering demand unless the minimum aggregate offering price is at least $5.0 million.

Demand Rights. If (a) the Shelf Registration Statement is not declared effective by the SEC on or prior to the date that is 180 days after the Closing Date or (b) at any time during the Shelf Registration Effective Period, the Shelf Registration Statement is not available to the Restricted Stockholders (subject to certain specified exceptions), the Demand Right Holders will have the right, subject to certain conditions, to require the Company by written notice to prepare and file a registration statement registering the offer and sale of a certain number of registrable securities (which offering may, in certain cases, be in the form of an underwritten offering). The Company is not obligated to effect more than (i) two demand registrations for Don R. Daseke and The Walden Group (taken together) or (ii) more than one demand registration for the other Demand Right Holders (acting individually), in each case less any underwritten shelf offerings initiated by such person.

In addition, the Company is also not obligated to effect any demand registration in the form of an underwritten offering unless the minimum aggregate offering price is at least $5.0 million (if on Form S-3) or at least $25.0 million (if the Company is not eligible to use Form S-3 or any successor form or similar short-form registration).

Piggyback Rights. If (i)(a) the Shelf Registration Statement is not declared effective by the SEC on or prior to the date that is 180 days after the Closing Date or (b) at any time during the Shelf Registration Statement Effective Period, the Shelf Registration Statement is not available to the Restricted Stockholders (subject to certain specified exceptions), and (ii) the Company proposes to file a registration statement under the Securities Act with respect to an offering of equity securities for its own account or for the account of stockholders of the Company (other than those public offerings pursuant to registration statements on forms that do not permit registration for resale by the Restricted Stockholders), then the Restricted Stockholders will have customary piggyback registration rights that allow them to include their registrable securities in any such registration statement. In addition, if the Company proposes to effect an underwritten offering for its own account or for the account of stockholders of the Company, then the Restricted Stockholders will have customary piggyback rights that allow them to include their equity securities in such underwritten offering, subject to proportional cutbacks based on the identity of the party initiating such offering.

Limitations; Expenses; Indemnification. These registration rights are subject to certain customary limitations, including the right of the underwriters to limit the number of securities to be included in an underwritten public offering and our right to delay or withdraw a registration statement under certain circumstances. The Company will generally be required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration and sale of registrable securities held by the Restricted Stockholders. In addition, the Company will pay the reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the Demand Right Holders initiating a demand registration. Under the New Registration Rights Agreement, the Company has agreed to indemnify the Restricted Stockholders against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell the Company’s equity securities, unless such liability arose from their misstatement or omission, and each of the Restricted Stockholders, severally and individually, has agreed to indemnify the Company against any losses or damages caused by such Restricted Stockholder’s misstatements or omissions in those documents.

A copy of the New Registration Rights Agreement is filed with this Current Report on Form 8-K as Exhibit 4.1 and is incorporated herein by reference, and the foregoing description of the New Registration Rights Agreement is qualified in its entirety by reference thereto.

Lock-Up Agreements

At the Closing, each of the Company’s directors and executive officers and certain of its stockholders, including those that beneficially owned at least one percent of Daseke’s common stock immediately prior to the consummation of the Business Combination, each entered into a 180-day lock-up agreement (each, a “lock-up agreement”) (except for (i) Daseke Trucking Preferred, LP and Gekabi Capital Management, LP, for which such lock-up period is 120 days post-Closing and (ii) Don R. Daseke and The Walden Group, for which such lock-up period is three years post-Closing) with us with respect to the shares of our common stock received by such person pursuant to the Business Combination (the “lock-up shares”). Pursuant to the lock-up agreements, each party agreed that for its respective lock-up period, such party will not (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, with respect to any lock-up shares of such party, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any lock-up shares of such party, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b); provided, however, Don R. Daseke and The Walden Group may transfer up to 10% of his or its lock-up shares to charities or educational institutions to the extent such transfer does not involve a disposition for value and such transferee agrees to be bound by the terms and conditions of the lock-up agreement until the 180th day after such transferee receives such shares. Notwithstanding the foregoing, each party may sell or otherwise transfer any lock-up shares of such party to, among other persons, its equity holders or other affiliates or immediate family members, provided in each such case that the transferee thereof agrees to be bound by the restrictions set forth in the lock-up agreement applicable to such lock-up shares.

A copy of the form of the lock-up agreement is filed with this Current Report on Form 8-K as Exhibit 4.2 and is incorporated herein by reference, and the foregoing description of the lock-up agreements are qualified in its entirety by reference thereto.

Item 2.01              Completion of Acquisition or Disposition of Assets.

The disclosure set forth under “Introductory Note” above and in Item 2.01 “Completion of Acquisition or Disposition of Assets” in the Company’s Current Report on Form 8-K filed with the SEC on February 27, 2017 is incorporated in this Item 2.01 by reference.

Prior to the Closing, Hennessy Capital was a shell company with no operations, formed as a vehicle to effect a business combination with one or more operating businesses. After the Closing, the Company became a holding company whose assets primarily consist of interests in its direct wholly-owned subsidiary, Daseke Companies, Inc. and the direct and indirect subsidiaries thereof. The following information is provided about the business of the Company following the consummation of the Business Combination, set forth below under the following captions:

•      Cautionary Note Regarding Forward-Looking Statements;

•      Business;

•      Risk Factors;

•      Selected Historical Consolidated Financial Information of Daseke;

•      Unaudited Pro Forma Condensed Combined Financial Information;

•      Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk;

•      Security Ownership of Certain Beneficial Owners and Management;

•      Directors and Executive Officers;

•      Executive Compensation;

•                  Director Compensation;

•                  Certain Relationships and Related Party Transactions;

•                  Legal Proceedings;

•                  Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters;

•                  Recent Sales of Unregistered Securities;

•                  Description of the Company’s Securities;

•                  Indemnification of Directors and Officers;

•                  Financial Statements and Supplementary Data; and

•                  Changes in and Disagreements with Accountants and Financial Disclosure.

Cautionary Note Regarding Forward-Looking Statements

We make forward-looking statements in this Current Report on Form 8-K, including in the statements incorporated herein by reference. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business.  These forward-looking statements are often preceded by, followed by or include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” “will” or similar expressions. Specifically, forward-looking statements may include statements relating to:

•                  the benefits of the Business Combination;

•                  the future financial performance of the Company following the Business Combination;

•                  changes in the market for the Company’s services; and

•                  expansion plans and opportunities, including future acquisitions or additional business combinations.

These forward-looking statements are based on information available as of the date of this Current Report on Form 8-K (or, in the case of forward-looking statements incorporated herein by reference, as of the date of the applicable filed document), and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•                  the outcome of any legal proceedings that may be instituted against us following consummation of the Business Combination and the transactions contemplated thereby;

•                  the inability to maintain the listing of the Company’s common stock and warrants on The Nasdaq Capital Market following the Business Combination;

•                  the risk that the Business Combination disrupts current plans and operations as a result of the consummation of the transactions contemplated thereby;

•                  the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the Company’s ability to grow and manage growth profitably;

•                  the possibility that we may be adversely affected by other economic, business, and/or competitive factors;

•                  changes in applicable laws or regulations; and

•                  other risks and uncertainties indicated in the Proxy Statement, including those under “Risk Factors” on pages 63 through 99 of Hennessy Capital’s definitive proxy statement dated February 6, 2017 (the “Proxy Statement”).

Business

The business of the Company, including a description of its properties, is described in the Proxy Statement in the section entitled “Information About Daseke” beginning on page 229, which is incorporated by reference herein.  The business of Hennessy Capital is described in the Proxy Statement in the Section entitled “Information About Hennessy Capital” beginning on page 208, which incorporated by reference herein.

Risk Factors

The risk factors related to the Company’s business, operations and industry and ownership of our common stock are described in the Proxy Statement in the section entitled “Risk Factors” on pages 63 through 99, which descriptions are incorporated by reference herein.

Selected Historical Consolidated Financial Information of Daseke

The section entitled “Selected Historical and Pro Forma Consolidated Financial and Other Data of Daseke” beginning on page 51 of the Proxy Statement is incorporated by reference herein.

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial statements give effect to the Business Combination under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The Business Combination will be accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, Hennessy Capital will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Daseke comprising the ongoing operations of the combined company, Daseke’s senior management comprising the senior management of the combined company, and Daseke stockholders having a majority of the voting power of the combined company. For accounting purposes, Daseke will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Daseke (i.e., a capital transaction involving the issuance of stock by Hennessy Capital for the stock of Daseke). Accordingly, the consolidated assets, liabilities and results of operations of Daseke will become the historical financial statements of the combined company, and Hennessy Capital’s assets, liabilities and results of operations will be consolidated with Daseke beginning on the acquisition date.

The historical consolidated financial information has been adjusted in these unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Business Combination and the proposed related financing transactions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the post-combination company. The unaudited pro forma condensed combined balance sheet is based on the historical unaudited consolidated balance sheet of Daseke, and the unaudited balance sheet of Hennessy Capital, as of September 30, 2016 and has been prepared to reflect the Business Combination and the proposed related financing transactions as if they occurred on September 30, 2016. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2016 combines the historical results of operations of Daseke and Hennessy Capital for the nine months ended September 30, 2016. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 combines the pro forma results of operations of Daseke to reflect the 2015 acquisitions of Bulldog and Hornady as though they were made at January 1, 2015 (as described in note 6 below), together with the historical results for Hennessy Capital for the period from April 29, 2015 (inception) to December 31, 2015, giving effect to the Business Combination and the proposed related financing transactions as if they occurred on January 1, 2015.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2016 was derived from Daseke’s unaudited consolidated statement of operations for the nine months ended September 30, 2016 and Hennessy Capital’s unaudited consolidated statement of operations for the nine months ended September 30, 2016, each of which is included elsewhere in this Current Report on Form 8-K or in the Proxy Statement. Such unaudited interim financial information has been prepared on a basis consistent with the audited financial statements of Daseke and Hennessy Capital, respectively, and should be read in conjunction with the interim unaudited financial statements and audited financial statements and related notes, each of which is included elsewhere in this Current Report on Form 8-K or in the Proxy Statement. The unaudited pro forma condensed combined statement of operations information for the year ended December 31, 2015 was derived from Daseke’s audited consolidated statement of operations for the year ended December 31, 2015, after making pro forma adjustments to include the operations of the acquired Bulldog and Hornady businesses as though they were acquired on January 1, 2015 (see note 6 below) and Hennessy Capital’s audited statement of operations for the period April 29, 2015 (inception) to December 31, 2015 included elsewhere in this Current Report on Form 8-K or in the Proxy Statement.

On January 5, 2017, Hennessy Capital consummated a transaction in which it received a $5 million release fee in exchange for releasing a party from a non-circumvention agreement with Hennessy Capital that was associated with a planned business combination with a third party that was not consummated.  In connection with the receipt of this payment by Hennessy Capital, Hennessy Capital paid down approximately $6.6 million of liabilities accrued in connection with that business combination that did not close. The payment and settlement of these liabilities in January 2017 is not reflected in the unaudited pro forma condensed combined balance sheet because it is not related to the Business Combination.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the Business Combination and the proposed related financing transactions been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The combined company will incur additional costs after the Business Combination in order to satisfy its obligations as a fully reporting public company. In addition, we anticipate the adoption of various stock compensation plans or programs (including the Incentive Plan) that are typical for employees, officers and directors of public companies. No adjustment to the unaudited pro forma statement of operations has been made for these items as they are not directly related to the Business Combination and amounts are not yet known.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and the sections entitled “Daseke Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes thereto of Daseke and Hennessy Capital, included elsewhere in this Current Report on Form 8-K or in the Proxy Statement.

The unaudited pro forma condensed combined financial statements have been prepared based on: (i) 11,616,990 shares of Hennessy Capital common stock redeemed at the Closing ($116.2 million) pursuant to Hennessy Capital’s pre-Business Combination certificate of incorporation of Hennessy Capital and (ii) $65.0 million of Series A Preferred Stock issued in connection with Preferred Financing at the Closing.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2016
(In thousands)

	Hennessy Capital Acquisition Corp. II	Daseke, and Subsidiaries	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$818	$4,769	$199,599	3a	$16,000
			77	3a
			236,625	3a
			(315,643)	3a
			(116,170)	3b
			(36,168)	3c
			(22,907)	3d
			65,000	3e
Accounts receivable, net	—	70,429			70,429
Current portion of net investment in sales-type leases	—	3,904			3,904
Prepaid expenses and other assets	34	16,336			16,370
Total current assets	$852	$95,438	$10,413		$106,703
Cash and investments held in Trust Account	199,676	—	(199,599)	3a	—
			(77)	3a
Property and equipment, net	—	333,564			333,564
Other intangible assets, net	—	73,112			73,112
Goodwill	—	88,611			88,611
Other long term assets	—	18,130			18,130
TOTAL ASSETS	$200,528	$608,855	$(189,263)		$620,120

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$—	$52,225	$(52,225)	3a	$2,500
			2,500	3a
Accounts payable	58	8,199			8,257
Accrued compensation	—	9,344			9,344
Accrued expenses, taxes and insurance	6,157	18,664			24,821

Other current liabilities	—	9,073			9,073
Total current liabilities	$6,215	$97,505	$(49,725)		$53,995
Long-term liabilities
Deferred underwriters’ fee	7,185	—	(7,185)	3d	—
Long-term debt, net of current maturities	—	236,109	(195,537)	3a	279,125
			4,428	3a
			234,125	3a
Long-term deferred tax liability and other	—	92,526			92,526
Subordinated debt	—	67,881	(67,881)	3a	—
Common stock subject to possible redemption	182,128		(182,128)	3d	—
Stockholders’ Equity
Preferred stock	—	1	65,000	3e	65,000
			(1)	3e
Common stock	1	1	2	3c	4
			1	3d
			(1)	3e
Additional paid-in-capital	12,467	117,807	266,651	3c	$153,244
			(36,168)	3c
			182,127	3d
			(7,468)	3d
			(266,653)	3c
			2	3e
			(116,170)	3b
			649	3d
Accumulated deficit	(7,468)	(2,860)	(4,428)	3a	(23,659)
			(16,371)	3d
			7,468	3e
Accumulated other comprehensive loss	—	(115)			(115)
Total stockholders’ equity	$5,000	$114,834	$74,640		$194,474
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$200,528	$608,855	$(189,263)		$620,120

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2016
(In thousands, except for per share information)

	Hennessy Capital Acquisition Corp. II	Daseke, Inc. and Subsidiaries	Pro Forma Adjustments for the Business Combination	Footnote Reference	Pro Forma Combined
Net revenue	$—	$501,386	$—		$501,386
Operating expenses:
Operations expenses	—	295,043			295,043
Purchased freight		120,501			120,501
Depreciation and amortization		50,515			50,515
Selling, general and administrative expenses	7,515	18,991	(6,925)	4a	19,581
Total operating expenses	7,515	485,050	(6,925)		485,640
Income from operations	(7,515)	16,336	6,925		15,746
Other income (expense):
Interest and other income	317	306	(317)	4b	306

Interest and financing costs	—	(17,521)	(13,500)	4c	(14,600)
			16,421	4c
Total other income (expense)	317	(17,215)	2,604		(14,294)
Income (loss) before income taxes	(7,198)	(879)	9,529		1,452
Provision for income taxes		(607)	(911)	4c	(1,518)
Net income (loss)	(7,198)	(1,486)	8,618		(66)
Less: Dividends to preferred stockholders	—	(3,729)	3,729	4d	—
Net (loss) income available to common stockholders	$(7,198)	$(5,215)	$12,347		$(66)

Earnings (loss) per share available to common stockholders	$(1.13)				$0.00
Weighted average shares outstanding — Basic and diluted	6,371,000		31,345,000	5a	37,716,000

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2015
(In thousands, except for per share information)

	Hennessy Capital Acquisition Corp. II	Daseke, Inc. and Subsidiaries Pro Forma for 2015 Acquisitions (a)	Pro Forma Adjustments for the Business Combination	Footnote Reference	Pro Forma Combined
Net revenue	$—	$721,226	$—		$721,226
Operating expenses:
Operations expenses	—	403,697			403,697
Purchased freight		188,161			188,161
Depreciation and amortization		68,070			68,070
Selling, general and administrative expenses	475	25,890	(55)	4a	26,310
Total operating expenses	475	685,818	(55)		686,238
Income from operations	(475)	35,408	55		34,988
Other income (expense):
Interest and other income	205	653	(205)	4b	653

Interest and financing costs	—	(21,112)	(18,200)	4c	(19,700)
			19,612	4c
Total other income (expense)	205	(20,459)	1,207		(19,047)
Income (loss) before income taxes	(270)	14,949	1,262		15,941
Provision for income taxes		(9,090)	(422)	4c	(9,512)
Net income (loss)	(270)	5,859	840		6,429
Less: Dividends to preferred stockholders	—	(4,838)	4,838	4d	—
Net (loss) income available to common stockholders	$(270)	$1,021	$5,678		$6,429

Earnings (loss) per share available to common stockholders	$(0.05)				$0.17
Weighted average shares outstanding — Basic and diluted	5,652,000		32,064,000	5a	37,716,000

(a)                 The 2015 pro forma consolidated financial statements of Daseke reflect the acquisitions of the Bulldog and Hornady businesses as though they were acquired as of January 1, 2015. See Note 6.

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of Transaction

Pursuant to the Merger Agreement and the transactions contemplated thereby, on February 27, 2017, Hennessy Capital consummated the acquisition of all of the outstanding capital stock of Daseke through a merger of a wholly owned subsidiary of the Company with and into Daseke, with Daseke surviving such merger as a direct wholly owned subsidiary of the Company.

The aggregate merger consideration paid upon the closing of the Business Combination (the “Closing Merger Consideration”) was $266.7 million comprised of an aggregate of 26,665,330 newly issued shares of Hennessy Capital common stock at a value of $10.00 per share. The Closing Merger Consideration was determined pursuant to the Merger Agreement and equaled the sum of (i) (a) $626 million, plus (b) approximately $1.8 million of adjusted Daseke cash, minus (c) approximately $341.2 million of Daseke indebtedness, approximately $0.3 million of unpaid income taxes, and approximately $36.2 million (the “Main Street and Prudential Consideration”) for payment to Main Street Capital II, LP, Main Street Mezzanine Fund, LP and Main Street Capital Corporation (collectively, “Main Street”) and Prudential Capital Partners IV, L.P., Prudential Capital Partners (Parallel Fund) IV, L.P. and Prudential Capital Partners Management Fund IV, L.P. (collectively, “Prudential”) and approximately $4.2 million of transaction fees and expenses, in each case estimated as of the end of the day immediately preceding the closing date, divided by (d) $10.00, plus (ii) the 2,079,042 shares forfeited by the HCAC Sponsor in the Sponsor Share Forfeiture (as defined and further discussed below).  Pursuant to the letter agreement, dated December 22, 2016, among Hennessy Capital, Daseke, The Walden Group, Main Street and Prudential regarding, among other things, the conditional waiver of Main Street’s and Prudential’s respective put rights on their shares of Daseke common stock in exchange for aggregate consideration in an amount equal to the Main Street and Prudential Consideration in accordance with the terms and conditions of such agreement, Hennessy Capital repurchased all Daseke shares held by Main Street and Prudential immediately prior to closing for aggregate cash consideration of approximately $36.2 million. All other Daseke stockholders received all-stock consideration upon closing of the Business Combination consisting of newly issued shares of Hennessy Capital common stock (at a value of $10.00 per share) with an aggregate value equal to the Closing Merger Consideration.

In addition, the Merger Agreement contains an earn-out provision pursuant to which we may potentially issue up to 15 million additional shares of our common stock to Daseke stockholders for the achievement of specified share price thresholds and annualized Adjusted EBITDA (giving effect to acquisitions and as defined in the Merger Agreement) targets for the fiscal years ending December 31, 2017, 2018 and 2019 (the “Earn-Out Consideration”. The Earn-Out Consideration is payable entirely in newly issued shares of Hennessy Capital common stock.

In order to ensure sufficient funds (after redemptions) to refinance certain existing Daseke indebtedness, pay transaction fees and expenses and use for general corporate purposes, at closing, the Company sold 650,000 shares of its Series A Preferred Stock in a private placement for an aggregate purchase price of $65.0 million (referred to herein as the “Preferred Financing”) and consummated a $350.0 million debt financing (the “Debt Financing”), consisting of a $250.0 million senior secured term loan that was fully drawn at closing and a $100.0 million delayed drawn term loan that may be drawn within a 12-month period from closing of the Business Combination.  At closing, the Company also refinanced its existing revolving credit facility with the ABL Facility.

In addition, Hennessy Capital received commitments from investors in the Backstop Commitment to purchase up to $35.0 million in shares of Company common stock (as and to the extent requested by Hennessy Capital) to help ensure that the Company received sufficient funds from our trust account after redemptions to (among other things) fund the payment of the Main Street and Prudential Consideration.  On February 24, 2017, Hennessy Capital exercised the Backstop Commitment in full, and the Backstop Commitment investors purchased an aggregate of $35.0 million in shares of Hennessy Capital common stock through open market or privately negotiated transactions with third parties at a purchase price of up to $10.00 per share.

In order to facilitate the Business Combination, HCAC Sponsor forfeited more than half of its founder shares (resulting in 1,848,043 remaining founder shares held by HCAC Sponsor) for the benefit of Daseke stockholders and, to a lesser extent, for the benefit of investors in the Backstop Commitment and in connection with the payment of certain deferred underwriting discounts and fees to the underwriters (the “Underwriters”) of Hennessy Capital’s July 2015 initial public offering (the “IPO”). Prior to the closing of the Business Combination, HCAC Sponsor forfeited to the Company 2,079,042 founder shares, and the Company issued an equivalent number of newly issued shares of Hennessy Capital common stock to Daseke stockholders as part of the Closing Merger Consideration (which Sponsor forfeiture and new issuance to Daseke stockholders is referred to collectively herein as the “Sponsor Share Forfeiture”).  In addition, prior to closing, HCAC Sponsor forfeited 391,892 founder shares in connection with the Backstop Commitment and an additional 231,000 founder shares in connection with the payment of deferred underwriting discounts and fees to the Underwriters.  At closing, in addition to the shares issued to Daseke stockholders as part of the Closing Merger Consideration, the Company also issued 419,669 newly issued shares of Company common stock (including 27,777 shares issued in consideration for the reduction of certain financial advisory fees) in the aggregate to the Backstop Commitment investors (such shares are referred to in the Backstop and Subscription Agreements and the Proxy Statement as “Utilization Fee Shares”).

Following the consummation of the Business Combination on February 27, 2017, there were 37,715,960 shares of Company common stock issued and outstanding, including 26,665,330 shares issued to former Daseke stockholders pursuant to the Merger Agreement and 8,342,918 “public” shares (issued in the IPO) of Company common stock remaining outstanding following redemptions.

The following pro forma information has been prepared based on: (i) 11,616,990 shares of Hennessy Capital common stock redeemed at closing (for a total cash payment of $116.2 million) pursuant to the terms of Hennessy Capital’s pre-Business Combination certificate of incorporation; (ii) 26,665,330 shares of Company common stock issued to former Daseke stockholders pursuant to the Merger Agreement; (iii) 419,669 shares of Company common stock issued to the Backstop Commitment investors; (iv) 650,000 shares of 7.625% Series A Convertible Preferred Stock of the Company issued in connection with the Preferred Financing for aggregate proceeds of $65.0 million; (v) the cash payment of Company and Hennessy Capital transaction fees and expenses including approximately $36.2 million of Main Street and Prudential Consideration and (vi) the payment of approximately $296.4 million of existing Daseke indebtedness (including approximately $1.8 million of interest and penalties) from, among other sources, the net proceeds of the Closing Date Term Loan.

2. Basis of Presentation

The Business Combination will be accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, Hennessy Capital will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Daseke comprising the ongoing operations of the combined company, Daseke’s senior management comprising the senior management of the combined company and Daseke stockholders having a majority of the voting power of the combined company. For accounting purposes, Daseke will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Daseke (i.e., a capital transaction involving the issuance of stock by Hennessy Capital for the stock of Daseke). Accordingly, the consolidated assets, liabilities and results of operations of Daseke will become the historical financial statements of the combined company, and Hennessy Capital’s assets, liabilities and results of operations will be consolidated with Daseke beginning on the Closing Date.

The unaudited pro forma condensed combined balance sheet as of September 30, 2016 was derived from Daseke’s unaudited consolidated balance sheet, and Hennessy Capital’s unaudited balance sheet, each as of September 30, 2016. The unaudited pro forma condensed combined balance sheet as of September 30, 2016 assumes that the Business Combination and the related proposed financing transactions were completed on September 30, 2016.

The unaudited pro forma condensed combined statement of operations information for the nine months ended September 30, 2016 was derived from Daseke’s unaudited consolidated statement of operations and Hennessy’s unaudited statements of operations for the nine months ended September 30, 2016. The unaudited pro forma condensed combined statement of operations information for the year ended December 31, 2015 was derived from Daseke’s audited consolidated statement of operations for the year ended December 31, 2015, after making pro forma adjustments to include the operations of the acquired Bulldog and Hornady businesses as though they were acquired on January 1, 2015 (see note 6 below) and Hennessy Capital’s audited statement of operations for the period from April 29, 2015 (inception) to December 31, 2015 and gives pro forma effect to the Business Combination and the related proposed financing transactions as if they had occurred on January 1, 2015.

3. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The pro forma adjustments to the unaudited combined pro forma balance sheet consist of the following:

(a)               Reflects cash funding and debt repayment as follows: (i) the transfer of $199.6 million from Hennessy

Capital’s trust account, (ii) the transfer of $77 thousand from Hennessy Capital’s trust account for the payment of taxes and working capital, (iii) the proceeds from the new $250.0 million term loan facility, net of approximately $13.4 million of financing costs including original issue discount of approximately $3.5 million and placement fees and expenses of approximately $9.9 million, and reflecting approximately $2.5 million as current portion of long-term debt, (iv) the repayment of approximately $315.6 million of the existing $360.6 million of debt together with the write off of deferred financing costs of $4.4 million. Excluded from the repayment is approximately $45.0 million of equipment financing and real estate debt that remains outstanding.

With normal amortization of debt during the period from the date of the September 30, 2016 pro forma balance sheet to the closing of the Business Combination, the actual repayment of debt decreased to approximately $294.6 million (excluding approximately $1.8 million of interest and penalties) resulting in less utilization of cash on Closing (resulting in cash of approximately $35 million after closing).

(b)               Represents 11,616,990 common shares ($116.2 million) redeemed on the closing date.

(c)                Reflects the payment of purchase price as follows: $266.7 million in fair value of approximately 26,665,000 shares of common stock valued at $10.00 per share and, payment of approximately $36.2 million for the payment of the Main Street and Prudential Consideration.

The Merger Agreement contains an earn-out provision pursuant to which the Company may issue up to 15 million additional shares of its common stock to Daseke stockholders for the achievement of specified share price thresholds and annualized Adjusted EBITDA (giving effect to acquisitions and as defined in the Merger Agreement) targets for the fiscal years ending December 31, 2017, 2018 and 2019. The earn-out shares are to be issued contingent on future performance of the post combination company and, therefore, have not been recorded in the unaudited pro forma condensed combined financial statements.

(d)               Reflects other transaction effects including: (i) the payment of transaction costs associated with the Business Combination which are estimated to be approximately $36.4 million in total for both parties, including approximately $13.4 million of financing costs associated with the Debt Financing (including approximately $3.5 million of original issue discount on the Debt Financing) and approximately $6.5 million of deferred underwriting discounts and fees from the IPO (“IPO fees”) which were due upon consummation of the Business Combination, less the waiver of approximately $0.65 million of IPO fees and (ii) the elimination of 18,212,751 shares of common stock subject to possible redemption. This adjustment reflects the elimination of Hennessy Capital’s retained earnings and Daseke’s par value of common and preferred stock upon consummation of the Business Combination.

(e)                Represents the issuance of 650,000 shares of Series A Preferred Stock at a per share purchase price of $100, for gross proceeds in the amount of $65.0 million. Each share of Series A Preferred Stock will be convertible into shares of common stock at a conversion price of $11.50. The unaudited pro forma combined balance sheet does not assume conversion of the Series A Preferred Stock. If the Series A Preferred Stock were to be converted into shares of common stock, the impact on the unaudited pro forma condensed unaudited balance sheet as of September 30, 2016 would be as follows:

	(in thousands of dollars)
Line item	Pro Forma Combined	Adjusted for the Conversion
Convertible preferred stock	$65,000	$—
Common stock	$4	$4
Additional paid-in-capital	$153,244	$218,244
Stockholders’ equity	$194,474	$194,474

4. Notes and Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments to the unaudited condensed combined pro forma statements of operations consist of the following:

(a)               Elimination of Hennessy Capital’s costs to locate a potential acquisition target, and costs of the Business Combination incurred by Hennessy Capital.

(b)               Elimination of interest income on the Hennessy Capital trust assets.

(c)                Addition of incremental interest expense on the Debt Financing, entered into in connection with the Business Combination calling for an aggregate commitment of up to $350.0 million, $250 million of which was drawn on at Closing and the remainder, $100 million, is a delayed draw down term loan, as well as a $70.0 million asset-based revolving credit facility. The interest rate on the Debt Financing is LIBOR (with a floor of 1%) plus 5.5% and was approximately 6.5% at Closing. Therefore, the condensed combined pro forma statement of operations contains an adjustment for approximately $18.2 million annually (approximately $13.5 million for nine months), representing approximately $16.3 million of annual interest (approximately $12.3 million for nine months) at 6.5% on the pro forma outstanding debt of approximately $250.0 million plus approximately $1.9 million of annual amortization (approximately $1.2 million for nine months) of approximately $13.4 million of original issue discount on, and financing costs of, the Debt Financing assuming the debt was outstanding at January 1, 2015. Each 0.125% change in the interest rate would generate an approximately $313 thousand change in interest expense.

In addition, the condensed combined pro forma statement of operations also contains an adjustment for approximately $19.6 million and approximately $16.4 million, respectively, for the year ended December 31, 2015 and the nine months ended September 30, 2016, to eliminate interest expense on the portion of the existing Daseke debt of $311.2 million (which excludes approximately $45 million of equipment and real estate debt that was not repaid at the Closing.

Further, the condensed combined pro forma statement of operations contains an adjustment for the related effect on income tax expense (approximately $0.9 million and $0.5 million, respectively, for the nine months ended September 30, 2016 and the year ended December 31, 2015) applied to the incremental change in interest expense using a tax rate of approximately 35%.

(d)               Reflects elimination of dividends paid on Daseke preferred stock which was converted to common stock on a one-for-one basis immediately prior to closing of the Business Combination.

5. Earnings per Share

The pro forma adjustments to the unaudited combined pro forma statement of operations earnings per share consist of the following.

(a)               The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the historical Hennessy Capital weighted average number of shares outstanding of 6,371,000 and 5,652,000, respectively, for the nine months ended September 30, 2016 and for the period from April 29, 2015 (inception) to December 31, 2015, adjusted by: (a) 18,578,885 and 19,297,885 shares, respectively, to increase the weighted average share amount to 24,949,885 at both September 30, 2016 and December 31, 2015, representing the total number of shares outstanding as of those dates inclusive of the shares that are no longer subject to possible redemption as a result of the Business Combination, (b) 26,665,330 shares issued upon Closing (including 2,079,042 shares issued in respect of the Sponsor Share Forfeiture),  (c) 11,616,990 shares redeemed by public stockholders upon closing of the Business Combination (d) 419,669 common shares issued to the Backstop Commitment investors (including 27,777 shares issued in consideration for the reduction of certain financial advisory fees) and (e) 2,701,934 founder shares forfeited to the Company by HCAC Sponsor, including 2,079,042 founder shares in respect of the Sponsor Share Forfeiture (for the benefit of the Daseke stockholders), 391,892 founder shares in connection with the Backstop Commitment  (for the benefit of the Backstop Commitment investors) and 231,000 founder shares in connection with the payment of certain deferred underwriting discounts and fees to the IPO Underwriters,  as follows (share amounts rounded to nearest thousand):

	Nine Months ended September 30, 2016	Year ended December 31, 2015
Weighted average shares reported	6,371,000	5,652,000

Add: Redeemable/IPO shares	18,579,000	19,298,000
Closing Merger Consideration payable in stock	26,665,000	26,665,000
Shares issued to the Backstop Commitment investors	420,000	420,000
Less: Shares Redeemed	(11,617,000)	(11,617,000)
Founder Shares Forfeited by HCAC Sponsor	(2,702,000)	(2,702,000)
Subtotal Added	31,345,000	32,064,000
Weighted average shares pro forma	37,716,000	37,716,000

There are currently 35,040,664 warrants outstanding to purchase up to a total of 17,520,332 shares. Additionally, the 650,000 shares of 7.65% Series A Convertible Preferred Stock issued at the Closing are currently convertible into 5,652,174 shares of common stock. Because the warrants are exercisable and the shares of 7.65% Series A Convertible Preferred Stock are convertible at per share amounts exceeding the current market price of our common stock and the approximate per share redemption price of $10.00, the warrants and Series A Convertible Preferred Stock are considered antidilutive and any shares that would be issued upon exercise of the warrants or conversion of the shares of 7.65% Series A Convertible Preferred Stock are not included in earnings per share.

6. Daseke 2015 Acquired Businesses and Related Unaudited Pro Forma Information for 2015

Daseke has grown through acquisitions throughout its history in order to add resources and services in geographic areas, customers and markets. The fair values of the Series B Convertible Preferred Stock issued as consideration for the acquisitions were derived from the sales of Series B Convertible Preferred Stock at or near the respective dates of such acquisitions, the majority of which were purchased by investors that were unrelated to Daseke at the time of the purchase. During 2015, Daseke acquired two significant businesses that are discussed below.

Hornady acquisition — As of August 1, 2015, Daseke acquired (the “Hornady Acquisition”) Hornady Truck Lines, Inc. and its subsidiary Hornady Transportation, LLC and B.C. Hornady and Associates, Inc. (collectively, “Hornady”). Total consideration paid was $25,400,000 consisting of the issuance of 3,600 shares of Series B Convertible Preferred Stock valued at $5.4 million and cash of $20.0 million.

The following is a summary of the allocation of the purchase price paid to the fair values of the net assets:

Accounts receivable	$3,072,965
Other current assets	4,828,908
Property and equipment	23,815,496
Goodwill	15,546,605
Intangible assets	8,800,000
Deferred tax liabilities	(7,908,312)
Accounts payable and other liabilities	(22,755,662)
Total	$25,400,000

The assets acquired and liabilities assumed were recorded at fair value as of the acquisition date. The acquisition was a stock purchase, therefore the values assigned to the intangible assets and goodwill are not deductible for tax purposes. Approximately $222,000 of transaction expenses were incurred in the acquisition, which are not deductible for tax purposes.

Bulldog acquisition — As of July 1, 2015, Daseke acquired (the “Bulldog Acquisition”) Bulldog Hiway Express (“Bulldog”). Total consideration paid was $28,100,000 consisting of the issuance of 5,400 shares of Series B Convertible Preferred Stock valued at $8.1 million, subordinated notes of $2.0 million, and cash of $18.0 million.

The following is a summary of the allocation of the purchase price paid to the fair values of the net assets:

Accounts receivable	$3,252,373
Other current assets	699,503
Property and equipment	17,859,665
Indemnification asset	4,168,422
Goodwill	14,244,459
Intangible assets	10,100,000
Deferred tax liabilities	(7,034,349)
Accounts payable and other liabilities	(15,190,073)
Total	$28,100,000

The assets acquired and liabilities assumed were recorded at fair value as of the acquisition date. The acquisition was a stock purchase, therefore the values assigned to the intangible assets and goodwill are not deductible for tax purposes. Approximately $385,000 of transaction expenses were incurred in the acquisition, which are not deductible for tax purposes.

2015 Unaudited Pro Forma Financial Information for Businesses Acquired by Daseke in 2015 — The following unaudited pro forma consolidated financial statement gives effect to the acquisition of Bulldog and Hornady under the acquisition method of accounting in accordance with ASC 805. The Business Combination has been accounted for as an acquisition of Hornady and of Bulldog by Daseke (the accounting acquirer) since, immediately following completion of the transaction, the Daseke stockholders immediately prior to the Business Combination control Bulldog and Hornady.

The Bulldog and Hornady acquisitions have been included in the consolidated balance sheets and consolidated statements of operations of Daseke since their dates of acquisition. Since the Bulldog and Hornady acquisitions meet the threshold for reporting of significant acquired businesses, the following consolidated pro forma information is presented in order to give pro forma effect to the acquisition of Bulldog and Hornady as if they had occurred on January 1, 2015. The unaudited pro forma consolidated statement of operations information for the year ended December 31, 2015 was derived from Daseke’s audited consolidated statement of operations for the year ended December 31, 2015 and, in order to reflect the full year operations of the acquired Bulldog and Hornady businesses, Hornady’s unaudited consolidated and combined statement of operations for the six months ended June 30, 2015 and Bulldog’s unaudited statement of operations and comprehensive income for the six months ended June 30, 2015, all as included elsewhere in this Current Report on Form 8-K or in the Proxy Statement.

Daseke and Subsidiaries
Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2015
(Dollars in thousands)

	Daseke	Bulldog Hiway Express	Pro Forma Adj.		Hornady Truck Line, Inc.	Pro Forma Adj.		Pro Forma
Revenue:
Freight	$506,582	$18,503	$—		$19,577	$—		$544,662
Brokerage	108,900	665	—		—	—		109,565
Fuel Surcharge	63,363	483	—		3,153	—		66,999
	678,845	19,651	—		22,730	—		721,226
Operating expenses:
Salaries, wages and employee benefits	178,703	8,910	(1,384)	(i)	7,170	—		193,399
Fuel	70,296	2,904	—		2,971	—		76,171
Operations and maintenance	98,734	2,832	—		1,546	—		103,112
Purchased freight	181,985	577	—		5,599	—		188,161
Administrative expenses	21,711	708			486			22,905
Sales and marketing	2,911	4	—		70	—		2,985
Taxes and licenses	9,228	217	—		338	—		9,783
Insurance and claims	19,655	523	—		766	—		20,944
Depreciation and amortization	63,573	1,851	305	(ii)	2,169	172	(vi)	68,070
Loss on disposition of revenue property	(2,184)	(5)	—		(414)	232	(vii)	(2,371)
Other operating expenses	3,226	—	(385)	(xi)	41	(222)	(x)	2,660
Total operating expenses	647,837	18,521	(1,464)		20,742	182		685,818
Income from operations	31,008	1,130	1,464		1,988	(182)		35,408

Other (income) expense
Interest expense	20,602	132	70	(iii)	308	—		21,112
Other (income) expense	(320)	—	—		(333)	—		(653)
Total other expense, net	20,282	132	70		(25)	—		20,459

Income (loss) before provision for income taxes	10,726	998	1,394		2,013	(182)		14,949
Provision for income taxes	7,463	459	444	(iv)	—	724	(viii)	9,090
Net income	$3,263	$539	$950		$2,013	$(906)		$5,859
Less dividend to preferred stockholders	4,736		61	(v)		41	(ix)	4,838
Net income (loss) available to common stockholders	$(1,473)	$539	$889		$2,013	$(947)		$1,021

Notes to 2015 Unaudited Pro Forma Consolidated Statements of Operations — The following adjustments were made to the unaudited pro forma consolidated statement of operations:

Bulldog’s acquisition pro forma entries include:

(i)                     a reduction of $1.4 million related to Bulldog’s pension benefit obligation, which has been indemnified by the sellers of Bulldog pursuant to the Bulldog Acquisition purchase agreement,

(ii)                  $0.3 million of additional depreciation and amortization expense due to the step-up in basis of fixed assets that would have been recorded had the Bulldog Acquisition occurred on January 1, 2015,

(iii)               $0.1 million of interest expense on a $2.0 million subordinated promissory note, which was incurred to fund a portion of the Bulldog Acquisition, that would have been recorded had the Bulldog Acquisition occurred on January 1, 2015,

(iv)              $0.4 million increase in income tax expense to reflect the impact of adjustments (i), (ii) and (iii) above on income tax expense using a tax rate of 45%,

(v)                 an increase of $61,000 to dividends to preferred stockholders to reflect the dividends that would have been paid on the 5,400 shares of Daseke’s Series B Preferred Stock that were issued in connection with the Bulldog Acquisition, had such shares been issued on January 1, 2015, and

(xi)              a reduction in other operating expenses to eliminate approximately $385,000 of costs of the acquisition.

Hornady’s acquisition pro forma entries include:

(vi)              $0.2 million of additional depreciation and amortization expense due to the step-up in basis of fixed assets that would have been recorded had the Hornady Acquisition occurred on January 1, 2015,

(vii)           $0.2 million of loss on disposal of revenue equipment due to the step-up in basis of fixed assets that would have been recorded had the Hornady Acquisition occurred on January 1, 2015,

(viii)        a $0.7 million increase to income tax expense to reflect the impact of adjustments (a) and (b) above on income tax expense using a tax rate of 45%,

(ix)              an increase of $41,000 to dividends to preferred stockholders to reflect the dividends that would have been paid on the 3,600 shares of Daseke’s Series B Preferred Stock that were issued in connection with the Hornady Acquisition, had such shares been issued on January 1, 2015, and

(x)                 a reduction in other operating expenses to eliminate approximately $222,000 of costs of the acquisition.

Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk

The section entitled “Daseke Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 254 is incorporated by reference herein.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company regarding beneficial ownership of shares of common stock of the Company upon consummation of the Business Combination on February 27, 2017 by:

•                  each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock;

•                  each of the Company’s directors and executive officers; and

•                  all executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Beneficial ownership of common stock of the Company is based on 37,715,960 shares of common stock of the Company issued and outstanding upon consummation of the Business Combination. The expected beneficial ownership percentages set forth in the table below with respect to the Company following the consummation of the Business Combination on February 27, 2017 do not give effect to the conversion to Company common stock of any of the 650,000 shares of Company Series A Preferred Stock issued to the Preferred Financing Investors upon Closing.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owners(1)	Number of Shares	%
The Walden Group, Inc.	13,757,629	36.5
Don R. Daseke(2)	15,095,265	40.0
Joseph Kevin Jordan(3)	2,653,353	7.0
Daniel J. Hennessy(4)	1,848,043	4.9
Brian Bonner	43,261	*
Kevin M. Charlton(5)	200,000	*
Ronald J. Gafford(6)	57,682	*
Jonathan Shepko(7)	34,609	*
Mark Sinclair	—	*
R. Scott Wheeler	136,273	*
Angie J. Moss	27,255	*
All directors and officers as a group (9 persons)	17,442,388	46.2

*     Indicates percentage of less than one percent.

(1)         Unless otherwise noted, the business address of each of the following entities or individuals is 15455 Dallas Parkway, Suite 440, Addison, Texas 75001.

(2)         Don R. Daseke is the majority stockholder and President of The Walden Group. As such, Mr. Daseke may be deemed to share voting and dispositive power over the 13,757,629 shares directly held by The Walden Group and therefore may also be deemed to be the beneficial owner of the 13,757,629 shares held by The Walden Group. Mr. Daseke may also be deemed to be the beneficial owner of the 28,841 shares held directly by his spouse.  Mr. Daseke disclaims beneficial ownership of such shares in excess of his pecuniary interest in the shares. Mr. Daseke also directly holds 1,308,795 shares of our common stock.

(3)         Includes 385,457 shares owned by The Joy and Kevin Jordan Revocable Trust (the “Jordan Revocable Trust”) and 1,017,359 shares of our common stock owned by the Jordan Family Irrevocable Trust (the “Jordan Irrevocable Trust” and, together with the Jordan Revocable Trust, the “Jordan Trusts”). Mr. Jordan is the trustee of the Jordan Trusts and has voting and dispositive power over the shares of our common stock held by the Jordan Trusts. As a result, Mr. Jordan may be deemed to be the beneficial owner of the shares held by the Jordan Trusts. Mr. Jordan disclaims beneficial ownership of such shares in excess of his pecuniary interest in the shares.

(4)         These shares represent the shares held by HCAC Sponsor. Daniel J. Hennessy, the Vice Chairman of the Board, is the sole managing member of Hennessy Capital LLC, the sole managing member of HCAC Sponsor. Consequently, Mr. Hennessy may be deemed the beneficial owner of the shares held by HCAC Sponsor and has sole voting and dispositive control over such securities. Mr. Hennessy disclaims beneficial ownership over any securities owned by HCAC Sponsor in which he does not have any pecuniary interest.

(5)         Mr. Charlton may also be deemed the beneficial owner of certain of the shares held by HCAC Sponsor by virtue of his ownership of membership interests in HCAC Sponsor, but he disclaims beneficial ownership of such shares except to the extent of a pecuniary interest therein.

(6)         These shares are owned of record by Gafford Investments, Ltd. Mr. Gafford is the general partner of Gafford Investments, Ltd. As such, Mr. Gafford may be deemed to share voting and dispositive power over the shares directly held by Gafford Investments, Ltd. and therefore may be deemed to be the beneficial owner of the shares held by Gafford Investments, Ltd. Mr. Gafford disclaims beneficial ownership of such shares in excess of his pecuniary interest in the shares.

(7)         These shares are owned of record by Lenox Hill Capital, LLC, a limited liability company of which Mr. Shepko is a member.  Mr. Shepko disclaims beneficial ownership of such in excess of his pecuniary interest therein.

Directors and Executive Officers

Information with respect to the Company’s directors and executive officers, including biographical information, is set forth in the Proxy Statement in the section entitled “Management After the Business Combination” beginning on page 285 and in the other sections of the Proxy Statement cross-referenced therein, all of which information is incorporated herein by reference.

At a special meeting of Hennessy Capital stockholders conducted on February 27, 2017 (the “Special Meeting”), Messrs. Hennessy, Daseke and Sinclair were each elected as directors with terms commencing upon consummation of the Closing and expiring at the time of our third annual meeting following the Business Combination (expected to be held during the second calendar quarter of 2019). Also on February 27, 2017, (i) effective immediately upon consummation of the Closing, (a) the size of the Board was increased to eight members, (b) the Board appointed Messrs. Charlton and Wheeler to serve as directors with terms expiring at the time of our second annual meeting following the Business Combination (expected to be held during the second calendar quarter of 2018), and (c) the Board appointed Messrs. Bonner and Gafford to serve as directors with terms expiring at the time of our first annual meeting following the Business Combination (expected to be held during the second calendar quarter of 2017) and (ii) effective on February 28, 2017, the Board also appointed Mr. Shepko to serve as a director with a term expiring at the time of our first annual meeting following the Business Combination (expected to be held during the second calendar quarter of 2017).

The Board has determined that Messrs. Hennessy, Bonner, Charlton, Gafford, Shepko and Sinclair are independent within the meaning of Nasdaq Rule 5605(a)(2) and, to the extent applicable, that they qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership.

On February 27, 2017, (i) Mr. Daseke was elected to serve as Chairman of the Board; (ii) Mr. Hennessy was elected to serve as Vice Chairman of the Board; (iii) Messrs. Bonner, Shepko and Sinclair were appointed by the Board to serve on the Board’s Audit Committee, with Mr. Sinclair as Chairman; (iv) Messrs. Charlton, Gafford and Hennessy were appointed by the Board to serve on the Board’s Compensation Committee, with Mr. Charlton as Chairman; and (v) Messrs. Bonner, Gafford and Hennessy were appointed by the Board to serve on the Board’s Corporate Governance and Nominating Committee, with Mr. Hennessy as Chairman, in each case effective immediately upon consummation of the Closing, except Mr. Shepko’s appointment was effective February 28, 2017. Information with respect to the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee is set forth in the Proxy Statement in the section entitled “Management after the Business Combination” beginning on page 285 and in the other sections of the Proxy Statement cross-referenced therein, all of which information is incorporated herein by reference.

Promptly after the Closing, and effective immediately upon consummation of the Business Combination, Mr. Daseke was appointed to serve as the Company’s Chief Executive Officer and President, Mr. Wheeler was appointed to serve as the Company’s Executive Vice President and Chief Financial Officer and Ms. Moss was appointed to serve as the Company’s Vice President, Chief Accounting Officer, Corporate Controller and Assistant Secretary. Biographical information for each of Messrs. Daseke and Wheeler and Ms. Moss, the new executive officers of the Company, is set forth in the Proxy Statement in the section entitled “Information About Daseke—Executive Officers” beginning on page 248, which is incorporated herein by reference.

In connection with the Closing, and effective immediately upon consummation of the Business Combination, Bradley Bell, Richard Burns, Peter Shea and Thomas J. Sullivan each resigned from their positions as directors of the Company and Daniel J. Hennessy, Kevin M. Charlton and Nicholas A. Petruska each resigned from their positions as officers of the Company.

Executive Compensation

The compensation of Hennessy Capital’s executive officers before the Business Compensation is described in the Proxy Statement in the section entitled “Information About Hennessy Capital—Executive Compensation” beginning on page 217, which is incorporated herein by reference. The compensation of Daseke’s named executive officers before the Business Combination is described in the Proxy Statement in the section entitled “Executive and Director Compensation of Daseke” beginning on page 250, which is incorporated herein by reference. Also, the disclosure set forth under “Item 1.01. Entry Into a Material Definitive Agreement—Employment Agreements” above is incorporated herein by reference.

On February 27, 2017, the stockholders of Hennessy Capital approved the Daseke, Inc. 2017 Omnibus Incentive Plan (the “Incentive Plan”). The description of the Incentive Plan set forth in the section of the Proxy Statement entitled “Incentive Plan Proposal” beginning on page 197 is incorporated herein by reference. A copy of the full text of the Incentive Plan is filed with this Current Report on Form 8-K as Exhibit 10.13 and is incorporated herein by reference, and the foregoing description of the Incentive Plan is qualified in its entirety by reference thereto.

Director Compensation

The compensation of Daseke’s directors before the Business Combination is described in the Proxy Statement in the section entitled “Executive and Director Compensation of Daseke” beginning on page 250, which is incorporated herein by reference

The compensation to be paid to the Company’s non-employee directors subsequent to the Business Combination is described in the Proxy Statement in the section entitled “Management After the Business Combination—Director Compensation” beginning on page 288, which is incorporated herein by reference.

Certain Relationships and Related Party Transactions

A description of certain relationships and related party transactions is included in the Proxy Statement in the section entitled “Certain Relationships and Related Party Transactions” beginning on page 307, which is incorporated herein by reference.

The information set forth under the headings “Employment Agreements” and “Indemnification Agreements” under “Item 1.01. Entry into a Material Definitive Agreement” above in this Current Report on Form 8-K is incorporated herein by reference.

Legal Proceedings

The Company is involved in litigation and claims primarily arising in the normal course of business, which include claims for personal injury or property damage incurred in the transportation of freight. The Company’s insurance program for liability, physical damage and cargo damage involves self-insurance with varying risk retention levels. Claims in excess of these risk retention levels are covered by insurance in amounts that management considers to be adequate. Based on its knowledge of the facts and, in certain cases, advice of outside counsel, the Company believes the resolution of claims and pending litigation, will not have a material adverse effect on it, taking into account existing reserves.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Information about the market price, number of stockholders and dividends for the Company’s securities is set forth in the Proxy Statement in the section entitled “Price Range of Securities and Dividends” beginning on page 315, which is incorporated herein by reference. On February 27, 2017, the closing sale price of our common stock and warrants was $10.22 per share and $1.15 per warrant, respectively. During the period from February 4, 2017 through February 27, 2017, the high and low sales prices for our common stock were $10.40 and $9.97, respectively, and the high and low sales prices for our warrants were $1.20 and $0.82, respectively.

The Company believes there were 15 (or 99, giving effect to the issuance of the Company’s common stock to Daseke’s pre-Business Combination stockholders, which will occur upon such stockholders’ delivery of requisite documents to the Company’s exchange agent) record holders of shares of common stock and two record holders of warrants immediately after the Business Combination on February 27, 2017.

In connection with the closing of the Business Combination, the Company’s common stock trading symbol was changed to “DSKE” and its warrant trading symbol was changed to “DSKEW” on The Nasdaq Capital Market.

Recent Sales of Unregistered Securities

Information about unregistered sales of Hennessy Capital’s equity securities is set forth in “Part II, Item 15. Recent Sales of Unregistered Securities” of Amendment No. 1 to Hennessy Capital’s Registration Statement on Form S-1 (File No. 333-205152) filed with the SEC on July 14, 2015 and in Item 3.02 of Hennessy Capital’s Current Report on Form 8-K filed on July 28, 2015.  Information about the Company’s unregistered sales of securities is set forth in Item 3.02 of the Company’s Current Report on Form 8-K filed on February 27, 2017.  All such information is incorporated herein by reference.

Description of the Company’s Securities

A description of the Company’s common stock and warrants is included in the Proxy Statement in the sections entitled “Description of Securities—Authorized and Outstanding Stock” beginning on page 291 and “Description of Securities—Warrants” beginning on page 296, which descriptions are incorporated herein by reference. A description of the Company’s Series A Preferred Stock is included in the Proxy Statement in the section entitled “The Business Combination Proposal—Series A Convertible Preferred Stock Certificate of Designations” beginning on page 140, which description is incorporated herein by reference.

The Company has authorized 260 million shares of capital stock, consisting of 250 million shares of common stock, $0.0001 par value per share, and 10 million shares of preferred stock, $0.0001 par value per share.

Upon consummation of the Business Combination and the transactions related thereto, there were 37,715,960 shares of the Company’s common stock issued and outstanding, 650,000 shares of Series A Preferred Stock outstanding and 35,040,664 warrants to purchase 17,520,332 shares of the Company’s common stock outstanding.

The Company believes there were 15 (or 99, giving effect to the issuance of the Company’s common stock to Daseke’s pre-Business Combination stockholders, which will occur upon such stockholders’ delivery of requisite documents to the Company’s exchange agent) record holders of shares of common stock and two record holders of warrants immediately after the Business Combination on February 27, 2017.

Indemnification of Directors and Officers

Information about the indemnification of the Company’s directors and officers is set forth in the Proxy Statement in the section entitled “The Business Combination Proposal—Indemnification of Directors and Officers; Directors’ and Officers’ Insurance” beginning on page 133 and in Amendment No. 1 to Hennessy Capital’s Registration Statement on Form S-1 (File No. 333-205152) filed with the SEC on July 14, 2015, in the section entitled “Limitation on Liability and Indemnification of Officers and Directors,” beginning on page 104, and in Item 14 of Part II thereof, all of which information is incorporated herein by reference.

See also “Item 1.01 Entry Into a Material Agreement — Indemnification Agreements” of this Current Report on Form 8-K, which is incorporated herein by reference.

Financial Statements and Supplementary Data

The historical financial statements (and accompanying notes) of Daseke included in the Proxy Statement on page F-31 through F-127 are incorporated herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

The information set forth under “Item 4.01. Changes in Registrant’s Certifying Accountant” of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As of February 27, 2017, approximately $250.0 million was drawn under the Term Loan Facility, and there were no outstanding borrowings under the ABL Facility. The information regarding the Company’s Term Loan Facility and ABL Facility is set forth under “Item 1.01. Entry Into a Material Definitive Agreement” of this Current Report on Form 8-K is incorporated herein by reference.

In addition, as a result of the Business Combination, the Company became obligated with respect to debt of Daseke Companies, Inc. and its subsidiaries that remained outstanding after the consummation of the Business Combination, which totaled approximately $45 million at such time. Such debt consists of a bank mortgage loan with a balance of $2.7 million as of September 30, 2016, which was incurred to finance the construction of the headquarters and terminal in Redmond, Oregon, and various equipment term loans and capital leases. The bank mortgage loan is described in the Proxy Statement in the section entitled “Daseke Management’s Discussion and Analysis of Financial Condition and Results of Operations—Material Debt—Mortgages” on page 279, and the equipment term loans and capital leases are described in the Proxy Statement in the section entitled “Daseke Management’s Discussion and Analysis of Financial Condition and Results of Operations—Material Debt—Equipment Term Loans and Capital Leases” on page 279, which descriptions are incorporated by reference herein.

Item 3.03                                           Material Modification to Rights of Security Holders.

The information set forth under “Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year” in this Current Report on Form 8-K is incorporated in this Item 3.03 by reference.

Item 4.01.                                        Changes in Registrant’s Certifying Accountant.

(a) Previous independent registered public accounting firm:

On February 27, 2017, the Board’s Audit Committee confirmed, recommended and approved the dismissal of WithumSmith+Brown, PC (“Withum”) as the Company’s independent registered public accounting firm. For the fiscal years ended December 31, 2015 and 2016, Withum’s audit report on Hennessy Capital’s financial statements did not contain an adverse opinion or disclaimer of opinion, nor was it qualified as to audit scope or accounting principles except as follows: such audit report contained an explanatory paragraph in which Withum expressed substantial doubt as to Hennessy Capital’s ability to continue as a going concern if Hennessy Capital does not complete a business combination by July 28, 2017. During the fiscal years ended December 31, 2015 and 2016 and the subsequent period through the date of Withum’s dismissal, (i) there were no “disagreements” (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between Hennessy Capital and Withum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to Withum’s satisfaction, would have caused Withum to make reference in connection with Withum’s opinion to the subject matter of the disagreement; and (ii) there were no “reportable events” as the term is described in Item 304(a)(1)(v) of Regulation S-K. We have given permission to Withum to respond fully to the inquiries of the successor auditor. We furnished a copy of this disclosure to Withum and have requested that Withum furnish us with a letter addressed to the SEC stating whether such firm agrees with the above statements or, if not, stating the respects in which it does not agree. We have received the requested letter from Withum, and a copy of the letter is filed with this Current Report on Form 8-K as Exhibit 16.1.

(b) New independent registered public accounting firm:

On February 27, 2017, as part of the change in independent registered public accounting firms described in Section (a) above, the Board’s Audit Committee confirmed, recommended and approved the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements as of and for the fiscal year ending December 31, 2017.

During the two most recent fiscal years and through February 27, 2017, Hennessy Capital has not consulted with Grant Thornton LLP regarding either (1) the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on the financial statements of Hennessy Capital, or (2) any matter that was the subject of a disagreement or a reportable event described in Items 304(a)(1)(iv) or (v), respectively, of Regulation S-K or the type of audit opinion that might be rendered on the financial statements of Hennessy Capital, or (2) any matter that was the subject of a disagreement or a reportable event described in Items 304(a)(1)(iv) or (v), respectively, of Regulation S-K.

Item 5.01.                                        Change in Control of Registrant.

The disclosure set forth under “Introductory Note” and “Item 2.01. Completion of Acquisition or Disposition of Assets” above is incorporated in this Item 5.01 by reference.

Prior to the consummation of the Business Combination, Hennessy Capital was a special purpose acquisition company. It was controlled by HCAC Sponsor, which on the date of the Proxy Statement beneficially owned 18.2% of the Hennessy Capital common stock (excluding warrants, as they were not exercisable until 30 days after the completion of the Business Combination). Substantially all of the remaining shares owned prior to the consummation of the Business Combination were owned by Hennessy Capital’s public stockholders.

By virtue of the consummation of the Business Combination, HCAC Sponsor has ceased to control the Company. The former management of Hennessy Capital no longer holds any executive officer positions and HCAC Sponsor’s designees on the Board now represent only two of eight of the members of the Board.

Immediately after consummation, and as a result, of the Business Combination, Mr. Daseke, who is the Company’s Chief Executive Officer and President and the Board’s Chairman, beneficially owns 40.0% of the Company’s common stock, and he may therefore be deemed to control the Company.

The Company is not aware of any arrangements, including any pledge by any person of securities of the Company or any of its parent entities, the operation of which may at a subsequent date result in a change in control of the Company.

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosures set forth under “Item 2.01. Completion of Acquisition or Disposition of Assets—Directors and Executive Officers” above and “Item 1.01. Entry Into a Material Definitive Agreement—Employment Agreements” above are incorporated in this Item 5.02 by reference.

For information regarding any related party transaction (as defined in Item 404(a) of Regulation S-K) involving the members of the Board and executive officers, see “Certain Relationships and Related Party Transactions,” beginning on page 307 of the Proxy Statement, which information is incorporated herein by reference.

For information regarding (i) any material plan, contract or arrangement in which any of the Company’s directors is a party or participates that was entered into or materially amended in connection with the Business Combination and any grant or award made to any of the Company’s directors under any such plan, contract or arrangement and (ii) any material compensatory plan, contract or arrangement in which the Company’s principal executive officer, principal financial officer, executive officer named in a Summary Compensation Table in the Proxy Statement or other comparable officer participates or is a party, any material amendment to any such plan, contract or arrangement and any material grant or award to any such person under any such plan, contract or arrangement, see (a) the section in the Proxy Statement entitled “Incentive Plan Proposal” beginning on page 197, (b) the section in the Proxy Statement entitled “Executive and Director Compensation of Daseke” beginning on page 250, (c) the section in the Proxy Statement entitled “Management After the Business Combination—Director Compensation” beginning on page 288, (d) the section in the Proxy Statement entitled “Management After the Business Combination—Executive Compensation” beginning on page 289, (e) the section in the Proxy Statement entitled “Information About Hennessy Capital—Executive Compensation” beginning on page 217, (f) “Item 1.01. Entry Into a Material Agreement” in this Current Report on Form 8-K, (g) “Item 2.01. Completion of Acquisition or Disposition of Assets— Directors and Executive Officers” in this Current Report on Form 8-K, and (h) “Item 2.01. Completion of Acquisition or Disposition of Assets— Director Compensation” in this Current Report on Form 8-K, all of which information is incorporated herein by reference.

Upon recommendation of the Board, on February 27, 2017, the Board adopted forms of grant agreements under the Incentive Plan for restricted stock units and non-qualified stock options. The Company has also adopted a form of non-qualified stock option award agreement for non-employee directors and stock ownership programs for employees, management and truck driver employees. Copies of the forms of such grant agreements and programs are attached to this Current Report on Form 8-K as Exhibits 10.7, 10.8, 10.9, 10.10, 10.11 and 10.12, respectively, and are incorporated herein by reference.

Item 5.03.             Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the Special Meeting, the stockholders of Hennessy Capital approved each of the amendments to Hennessy Capital’s amended and restated certificate of incorporation that were proposed for adoption at the Special Meeting. For information regarding each of those amendments, see the section of the Proxy Statement entitled “The Charter Proposals” beginning on page 188 and the information set forth in “Item 2.01. Completion of Acquisition or Disposition of Assets—Description of the Company’s Securities” above, which information is incorporated herein by reference. Immediately after the Special Meeting, on February 27, 2017, the Company filed its Second Amended and Restated Certificate of Incorporation (reflecting each of the related proposals to amend the existing Amended and Restated Certificate of Incorporation of the Company adopted at the Special Meeting) with the Secretary of State of the State of Delaware. A copy of the Company’s Second Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware, is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Also on February 27, 2017, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designations, Preferences, Rights and Limitations of 7.625% Series A Convertible Cumulative Preferred Stock (the “Certificate of Designation”). The Certificate of Designation was adopted by resolution of the Board pursuant to the Company’s charter, which vests in the Board the authority to provide for the authorization and issuance of one or more series of preferred stock of the Company within the limitations and restrictions set forth in the charter. A copy of the Certificate of Designation, as filed with the Secretary of State of the State of Delaware, is attached as Exhibit 3.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.             Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The consolidated financial statements of Daseke, Inc. and its subsidiaries, together with the notes thereto, included in the Proxy Statement on pages F-31 through F-127 are incorporated by reference into this Current Report on Form 8-K.

(b) Pro Forma Financial Information.

Reference is made to Item 2.01 of this Current Report on Form 8-K, “Completion of Acquisition or Disposition of Assets—Unaudited Pro Forma Condensed Combined Financial Information” for the following pro forma financial information:

Introduction
Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2016
Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2016
Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2015
Notes to Unaudited Pro Forma Condensed Combined Financial Information

(d) Exhibits.

The Exhibit Index following the signature page below is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 3, 2017	DASEKE, INC.

	By:	/s/ Angie J. Moss
	Name:	Angie J. Moss
	Title:	Vice President, Chief Accounting Officer and Corporate Controller

EXHIBIT INDEX

Exhibit No.	Exhibit
3.1*	Second Amended and Restated Certificate of Incorporation of Hennessy Capital Acquisition Corp. II. (renamed Daseke, Inc.).
3.2*	Certificate of Designations, Preferences, Rights and Limitations of 7.625% Series A Convertible Cumulative Preferred Stock of Daseke, Inc.
4.1*

Amended and Restated Registration Rights Agreement, dated February 27, 2017, by and among the registrant, Daseke Companies, Inc. (f/k/a Daseke, Inc.), Hennessy Capital Partners II LLC, and certain security holders of the registrant party thereto.

4.2	Form of Lock-Up Agreement (incorporated by reference to Exhibit F to Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed by the registrant on December 29, 2016).
4.3

Warrant Agreement between Continental Stock Transfer & Trust Company and the registrant (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on July 28, 2015).

10.1*

Term Loan Agreement, dated as of February 27, 2017, among the registrant, HCAC Merger Sub, Inc. (which merged with and into Daseke, Inc., which changed its name to Daseke Companies, Inc.), as borrower, certain financial institutions party thereto, as lenders, Credit Suisse AG, Cayman Islands Branch, as administrative agent, and Credit Suisse Securities (USA) LLC, UBS Securities LLC, and PNC Capital Markets LLC, as joint lead arrangers and joint bookrunners.

10.2*

Fifth Amended and Restated Revolving Credit and Security Agreement, dated February 27, 2017, among the registrant, HCAC Merger Sub, Inc. (which merged with and into Daseke, Inc., which changed its name to Daseke Companies, Inc.) and certain of its subsidiaries party thereto, PNC Bank, National Association, as lender and agent, and certain financial institutions, as lenders, from time to time party thereto.

10.3*	Employment Agreement, dated February 27, 2017, by and between the registrant and Don R. Daseke.
10.4*	Employment Agreement, dated February 27, 2017, by and between the registrant and R. Scott Wheeler.
10.5*	Employment Agreement, dated February 27, 2017, by and between the registrant and Angie J. Moss.
10.6*	Form of Indemnification Agreement between the registrant and each of its directors and executive officers.
10.7*	Form of Restricted Stock Unit Award Agreement of the registrant.
10.8*	Form of Non-Qualified Stock Option Award Agreement of the registrant.
10.9*	Form of Non-Qualified Stock Option Award Agreement for Non-Employee Directors of the registrant.
10.10*	Daseke, Inc. 2017 Management Stock Ownership Program.
10.11*	Daseke, Inc. 2017 Stock Ownership Program for Employees.
10.12*	Daseke, Inc. 2017 Stock Ownership Program for Truck Driver Employees.
10.13*	Daseke, Inc. 2017 Omnibus Incentive Plan.
16.1*	Letter from WithumSmith+Brown, PC to the Securities and Exchange Commission, dated March 3, 2017.

*      Filed herewith.